As filed with the Securities and Exchange Commission on February 11, 2000

                                                      Registration No. 333-93279

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  ------------


                               Amendment No. 1 to
                                    FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                              HARMONY TRADING CORP.
                 (Name of small business issuer in its charter)

                                  ------------

        New York                              5621                      13-3935933
(State or other jurisdiction of    (Primary Standard Industrial      (IRS Employer
incorporation or organization)      Classification Code Number)    Identification No.)

              8 Harmony Lane, Hartsdale, NY, 10530; (914) 686-8255
         (Address and telephone number of principal executive offices)

                                  ------------

              8 Harmony Lane, Hartsdale, NY, 10530; (914) 686-8255
(Address of principal place of business or intended principal place of business)

                                  ------------

                               Paul B. Gottbetter
              8 Harmony Lane, Hartsdale, NY, 10530; (914) 686-8255
           (Name, address, and telephone number of agent for service)

                                  ------------

      Approximate date of commencement of proposed sale to public: From time to time the effective date of this registration statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to the Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                  ------------

                                 With copies to:
                            Adam S. Gottbetter, Esq.
                        Kaplan Gottbetter & Levenson, LLP
                           630 Third Avenue, 5th Floor
                             New York, NY 10017-6705
                                 (212) 983-6900

                                  ------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                                     Proposed           Proposed
                                                        Amount        Maximum            Maximum        Amount of
                                                         to be    Offering Price        Aggregate      Registration
Title of each Class of Securities Being Registered    Registered   Per Security(1)   Offering Price(1)      Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value, $.001 per share ............  265,000         $.05              $63,250          $16.70
--------------------------------------------------------------------------------------------------------------------
TOTAL .................................................................................  $63,250          $16.70
--------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of calculating the registration fee in the case of shares being sold by selling shareholders,

(2) See below for proposed maximum price per share, proposed maximum offering price and amount of registration fee.

                                  ------------


      The Registrant amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on the date as the Commission, acting under Section 8(a), may determine.

The information contained in this prospectus is not complete and may be amended. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted before the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

================================================================================
                                                                     PROSPECTUS

                                                        (subject to completion)

                              Harmony Trading Corp.

                          1,265,000 Shares Common Stock


                               ------------------


      This prospectus relates to the sale of up to approximately 1,265,000 shares of our common stock offered for the account of the selling shareholders. The price of these shares are undetermined at this time. Any proceeds and profits from their sale will go to the selling shareholders and not to us.





      We have applied to have our common stock quoted on the Nasdaq OTC Bulletin Board under the symbol "HRMY". No public market currently exists for the shares of common stock.


                               ------------------

      This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss. See "Risk factors" beginning on page 3 to read about factors you should consider before buying any of these securities.


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                               ------------------

      The selling stockholders from time to time may offer and sell the shares they hold through agents or broker-dealers, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. The selling stockholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

                               ------------------


                               February ___, 2000


                               ------------------

                               Prospectus Summary


      This is a brief summary of the information in this prospectus. We encourage you to read the entire prospectus before you decide whether and how much to invest in these securities.


                              Harmony Trading Corp.

      The business of Harmony is the direct selling of Doncaster women's apparel and accessories through fashion shows and private appointments.


      We are essentially in the business of :

            o     Selling Doncaster women's apparel and accessories; and

            o     acting as fashion consultants.


      Harmony was formed in 1996 under New York state law and has had only limited operations to date. Our offices are at 8 Harmony Lane, Hartsdale, New York 10530, telephone (914) 686-8255.

                                  The Offering


Securities Offered:


      Common stock offered by selling shareholders    1,265,000 shares

      The selling shareholders may offer their shares directly to investors or, if a market develops in our common stock, they may sell their shares through a broker. The price of the shares is undetermined at this time.

                                 Use of Proceeds


      We will not receive any proceeds from the sale of the securities by the selling shareholders.

                                 RISK FACTORS

      An investment in the securities that are being offered involves a high degree of risk and should only be made by those who can afford to lose up to their entire investment. Before purchasing these securities, you should consider carefully the following risk factors, in addition to the other information in this prospectus.

Risks Inherent in Harmony's Business


      We do not expect to earn profits from our operations as they are presently conducted. Our business consists essentially of the sale of high fashion women's clothing by two women on a commission basis, operating from the home of one of the two. Our business is conducted on a part-time basis and for one of the women, the income derived from our business is part of her income to meet regular personal expenses. One of the two people providing services to us has other sources of income or support. To the extent we derive commissions from our sales activities, those commissions are expected to be paid in substantial part or all in the form of commissions to the two women making the sales.





      A majority of our sales are made to personal contacts of our independent consultants. Although we are making efforts to expand our customer base, the majority of our sales are to the family, friends and acquaintances of our two independent contractors. If one of these independent contractors ends her relationship with us, we could lose the income received from her contacts and have a decrease in revenue.

      Our relationship with Doncaster is through our two independent contractors. Harmony was introduced to Doncaster by our independent contractors. It is the independent contractors that have direct contact with Doncaster, our sole supply source for merchandise. The loss of the services of either of the independent contractors, or a deterioration in their relationships with Doncaster could reduce or eliminate our ability to get the necessary merchandise.

      We are a new business and have a limited operating history. Harmony has had very limited operations. We are at an early stage of development in our business strategy and are subject to all the risks of a new business enterprise.

      Our management has limited experience in managing an apparel business. Our president and our directors have legal and accounting clients in the clothing industry, but they have never operated an apparel business. Because of its limited experience, our management may not be able to successfully develop and implement strategies and manage our business to achieve or maintain profitability.

      Sensitivity to Economic Conditions and Consumer Confidence. The specialty retail industry is highly dependent upon the level of consumer spending, particularly among affluent customers, and may be adversely affected by an economic downturn, increases in consumer debt levels, uncertainties regarding future economic prospects, or a decline in consumer confidence.

An economic downturn which effects our clients, could have a material adverse effect on our business.

      Changing Consumer Preferences. Our success depends in substantial part upon Doncaster's ability to anticipate and respond to changing consumer preferences and fashion trends in a timely manner. Although Doncaster attempts to stay abreast of emerging lifestyle and consumer preferences affecting its merchandise, any failure by Doncaster to identify and respond to such trends could have a material adverse effect on our business.


      The merchandise we sell is made by one supplier. We only sell products made by Doncaster. We have no guaranteed supply arrangements with Doncaster and orders are filled on a "first-come, first-serve" basis. The inability to fill our customer's order will have an adverse effect on our business because our revenues are based on commissions on what we sell.





      Our business is dependent on a limited number of key personnel. We are dependent for our success on the talent, expertise and experience of our president and our two independent contractors. Losing the services of any of these people could adversely affect on our operations and prospects. Mesdames Gottbetter's and Winley's continued involvement is particularly critical to us. We do not have any agreements with Mr. Paul Gottbetter, Mrs. Gottbetter or Ms. Winley, though we may in the future. We do not currently have any "key man" life insurance on any of these people, any nor do we expect to get such insurance for them.





      Year 2000 risks could temporarily interfere with our operations. The Year 2000 issue involves the potential for system and processing failures of date-related data because computer-controlled systems use two digits rather than four to define the applicable year. For example, computer programs that contain time-sensitive software may recognize a date using two digits of "00" as the year 1900 rather than the year 2000. This could cause system failure or miscalculations leading to disruptions of operations. As a result, we might not be able temporarily to process transactions, send invoices or engage in similar ordinary business activities. (See "Business of Harmony - Year 2000"). On January 1, 2000, a critical date in regards to all year 2000 compliance systems, we did not experience any problems with our internal systems. However, there can be no assurance that we will not experience any year 2000 problems in the foreseeable future.

      There may not be a market for the securities after the offering. We do not currently meet the requirements such as income, shareholders' equity and number of public shares outstanding, to have our shares listed on a stock exchange in the United States or quoted on the NASDAQ over-the-counter market. We have a market-maker who is willing to make a market in our common stock once the stock becomes sufficiently distributed, but we cannot give any assurance that we will achieve sufficient distribution for the market maker. We expect that initially any market will be on the Nasdaq OTC Bulletin Board. Consequently, the securities may be an illiquid long-term investment.

      The "penny stock" rules could make selling shares more difficult for the selling shareholders. Our common stock will be a "penny stock," under Rule 3a51-1 under the Securities Exchange Act of 1934 unless and until the shares reach a price of at least $5.00 per share, we meet the financial size and volume levels for our common stock not to be considered a penny stock, or we register the shares on a national securities exchange or they are quoted on the NASDAQ system. The shares are likely to remain penny stocks for a considerable period after the shares that are being offered are sold. A "penny stock" is subject to R rules 15g-l through 15g-10 of the Securities exchange Act that require securities broker-dealers, before carrying out transactions in any "penny stock" to deliver a disclosure document to the customer describing the risks of penny stocks, and get a written receipt for that document, before selling penny stocks to that customer to disclose price information about the stock to disclose the compensation received by the broker-dealer or any associated person of the broker-dealer; and to send monthly statements to customers with market and price information about the "penny stock." Our common stock will also be subject to a rule which requires the broker-dealer, in some circumstances, to approve the "penny stock" purchaser's account under standards specified in the rule, and deliver written statements to the customer with information specified in the rule. These additional requirements could prevent broker-dealers from carrying out transactions and limit the ability of the selling shareholders in this offering to sell their shares into any secondary market for our common stock and also limit the ability of any subsequent shareholders to sell the shares in the secondary market.

      We have had losses since our inception. We have had losses of $35,788 since our formation. We can give no assurance that we will not continue to have losses in the future.

      Accountant's opinion on our business continuing as a ongoing concern. Our ability to continue operations will depend on our positive cash flow, if any, from future operations and on our ability to raise funds through equity or debt financing. We do not know if we will be able to raise additional funding or if such funding will be available on favorable terms. It may be necessary for us to reduce our operations or stop operations if we are unable to raise or obtain needed funding. Increased spending resulted in a net loss of $10,785 for the fiscal year ended December 31, 1998, and a loss of $15,410 for the nine months ended September 30, 1999. We may incur additional losses if our expenses exceed out revenue from operation. The "Going Concern" Qualification of the Report of Our Independent Accountant May Hurt Our Ability to Raise Additional Funding. The report of our independent accountants on our December 31, 1998 financial statements contains an explanatory paragraph regarding our ability to continue as an ongoing business. Our independent accountants cited our continuing to incur net losses, that raised substantial doubt as to our ability to continue as an ongoing business.

                           Forward-Looking Statements

      Some information in this prospectus may contain forward-looking statements. You can identify these statements by their forward-looking terminology such as "may," "will," "expect," "anticipate," "continue," or other similar words. Forward-looking statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering forward-looking statements in this prospectus, you should keep in mind the risk factors and other cautionary statements included in this prospectus. The risk factors noted in the "Risk Factors" section and the other factors noted throughout this prospectus, could cause our actual results to differ materially from those contained in any forward-looking statement.

                               Business of Harmony


      Harmony Trading Corp., a New York corporation, was formed on August 13, 1996. We remained inactive until December 1998, when we became a direct seller for Doncaster, a division of Tanner Companies. Doncaster is a manufacturer of women's apparel and accessories.


      Our business is the direct selling of Doncaster women's apparel and accessories. Doncaster is a division of Tanner Companies Limited Partnership, a private company, which is based in Rutherfordton, North Carolina. Direct selling is the sale of a consumer product or service in a face to face manner away from a fixed retail location. We, through our two independent contractors, Falene Gottbetter and Roberta Winley, market the Doncaster line through fashion shows and private appointments. Initially, Mrs. Gottbetter entered into a fashion consultant agreement with Tanner. Tanner and Mrs. Gottbetter verbally agreed to allow us to assume the fashion consultant agreement from Mrs. Gottbetter.

      Under the agreement with Tanner, we receive a sales kit four times a year, one for each seasonal collection. We pay $180 to Doncaster for each sales kit, but that money will be refunded if we decide not to continue selling Doncaster. The sales kit includes brochures for the trunk show mailings, a look book which contains a detailed description of every item, fabric and color swatches, pictures of every item in the collection, a size chart and a pricing sheet. The agreement is on-going and can be terminated either by us or by Tanner on thirty
(30) days written notice. The agreement provides that we will not show competitive products at the same time that we are showing Doncaster apparel. We must sell, after returns and credits, a minimum of $10,000 per collection in order to remain a fashion consultant for Doncaster.

      We are in the District 39 selling district. Although we are geographically based in Westchester County, New York, we are not limited to selling to customers only located in Westchester, and we sell to anyone wherever located. We are not the only Doncaster fashion consultant in District 39. District 39 consists of the counties of Orange, Rockland, Nassau, Westchester and New York. There are approximately 28 other fashion consultants in District 39. The district managers set sales goals for the fashion consultants based on the previous collection's sales. These goals are only guidelines, and the fashion consultants are not penalized if the goals are not met.

      Each Doncaster sales district has a district manager. The district manager is responsible for coordinating the scheduling of all the trunk shows in the district, the receipt of the trunk show clothing collection and keeping the fashion consultants in communication so the truck show collection is delivered to every fashion consultant on time. The district manager works with the fashion consultants when they are having problems with Doncaster in having orders delivered, having returns credited and having back orders filled.

      Doncaster also has regional managers. The regions consist of several states. The regional managers have similar responsibilities to the district manager but on a larger scale.

      Doncaster has district training services once a month for all fashion consultants in each sales district. The seminars are held at Doncaster's showroom in New York, New York. The cost of attending these seminars is $50 per person, which is for the cost of the luncheon and refreshments. At the district training seminars, Doncaster fashion consultants meet with the district sales manager to discuss customer complaints, selling techniques and Doncaster merchandise. The seminars last for half a day and attendance is strongly recommended, though not mandatory.

      Doncaster also holds regional meetings for its fashion consultants four times per year, which include districts from several states. These regional meetings are all day affairs, at a cost of approximately $85 per person, which is for the cost of the luncheon and refreshments. At the regional meetings, Doncaster presents a fashion show of its new collection, has a question and answer session for its fashion consultants, and presents awards to its top sellers. Both Mrs. Gottbetter and Ms. Winley have received awards for their selling efforts. Doncaster holds one annual meeting for its fashion consultants.

      There are four trunk shows every year, one for each collection. We have our trunk shows in the home of Paul and Falene Gottbetter. Each trunk show lasts for one week. For the second to fourth week prior to a trunk show, Mrs. Gottbetter devotes approximately 16 hours per week preparing for the show. Ms. Winley devotes approximately 50 hours per week for the same period. During this three-week period, Mrs. Gottbetter and Ms. Winley create a mailing on the show and send the mailing to the customers on our client list. They also begin making appointments to show clients the collection during the show.

      The week prior to the show Mrs. Gottbetter devotes approximately 24 hours to our business and Ms. Winley devotes approximately 4 hours. During this time, they prepare the Gottbetter's home for the show and schedule appointments. During the week of the trunk show and the week after the trunk show, both Mrs. Gottbetter and Ms. Winley devote approximately 40 hours each per week to our business, showing clients the collection and taking orders. The week after the trunk show is spent following up with Doncaster on the orders. During the rest of the year, Mrs. Gottbetter spends approximately 10 hours a week on our business and Ms. Winley spends about 25 hours a week.

      In management's opinion, and Mrs. Gottbetter's and Ms. Winley's opinions, Doncaster's clothing is comparable in quality and styling to DKNY, Donna Karan, Dana Buchman and other high end contemporary clothing lines. The style of clothing is classic and traditional, but modern and contemporary and is made from wool, linen, silk and cotton. The size of the clothing ranges from 2 to 18 and 2 to 14 petite, and women's sizes 14 to 24 and is a fuller cut to assure true sizing and proper fit. Doncaster added a new line of women's sizes to its Spring collection called Elana.

      Doncaster's line of clothing consists of separate pieces to allow women versatility in mixing matching items. The line includes pants, blazers, sweaters, blouses, skirts, shorts, camisoles, and dresses. In addition, Doncaster offers accessories including jewelry, belts and scarves. Doncaster has four seasonal collections, Spring, Spring/Summer, Fall and Fall/Winter. The collections are introduced on the following schedule - Fall in July, Fall/Winter in September, Spring in January, and Spring/Summer in May. Within each season's collection, there are various style/theme collections. For example, the Spring /Summer 1999 collection consisted of Sloan Ranger, White Sand, Summer Essentials, Kauai Island and Spice Market Group. The Sloan Ranger group was inspired by London's Sloane Ranger district and featured casual coordinates in khaki, white, peach and lilac, in solids and prints. The White Sand group consisted of very classic pieces including, but not limited to, a shirtwaist dress, and a man tailored jacket, man tailored shirt, in the colors of white, beige and navy. The Fall 1999 collection consists of the following: Grey Matters, Country Classics, Luxe, Fall Essentials, Haute View and Simply Silk. In addition to slacks, sweaters, blouses, the Fall collection included wool jackets and a coat with a detachable fur collar.


      Doncaster has been in business since 1931, and we have been a direct seller of Doncaster clothing and accessories since December 1998.

Distribution Methods of the Products or Services.

      We rely on our mailing list, referrals and national advertising by Doncaster in order to increase our customer base. We currently have a mailing list of approximately 200 names to which we send announcements of the trunk shows and preview shows during the year.


      The trunk show lasts for one week and it is by appointment. Customers make appointments to view the current collection, try on different pieces and place orders. Each client's appointment is for one hour to one and one-half hours. The client can look at various colors and fabrics in a "look book" for the current season's collection. If a client is unable to attend the trunk show, we will make an appointment to view the collection at Doncaster's New York showroom. Doncaster's offices in New York City are open during regular business hours. However, we are able to obtain after hours access to the showroom with advance notice to Doncaster.


      We forward a client's order to Doncaster by phone or fax. The customer is not billed for the order until Doncaster ships the order to the client. The order can be shipped directly to the client or to Doncaster's New York showroom. Doncaster employs a dressmaker who can make alterations to the clothing. Clothing which has not been altered or worn can be returned to Doncaster for a full refund within thirty (30) days of receipt.


      We also obtain clients from referrals by Doncaster in response to its national advertising campaign in magazines like as Harper's Bazaar, Town & Country Mode, and Vogue. Doncaster will give the name and telephone number of a consultant in a potential client's area in response to calls Doncaster receives from the public inquiring about its merchandise.

      We run fashions shows for various organizations, including but not limited to, women's groups, church groups and other women's organizations. For each season, Doncaster provides a fashion show set which a consultant can obtain from Doncaster's district manager.


      The women's apparel retail industry is highly competitive and fragmented. We compete with large specialty retailers, traditional and better department stores, national apparel chains, designer boutiques, individual specialty apparel stores and other direct marketing firms. We do not have to compete with these other businesses for merchandise since we only order merchandise for individual clients directly from Doncaster. However, Doncaster only manufactures a fixed number of pieces of each item and the pieces are sold on a "first-come, first-serve basis." Most of our competitors are larger, have greater financial resources and a more varied selection of clothing than we do. Our success is dependent in part upon initiating and maintaining strong relationships with our clients and the quality and value of the Doncaster clothing.


      In addition to selling Doncaster, our consultants also act as fashion consultants. As a fashion consultant we:

            o teach people how to put different outfits together using the same items of clothing;
            o     act as a wardrobe consultant and assist clients in throwing away the old clothes that they have been saving; and
            o     assist the clients in evaluating which styles and color are the most suitable for them.

      We act as a fashion consultant directly in connection with our selling Doncaster. We do not currently charge for this service because we have found that our clients, after consulting with us, tend to purchase more items in order to update or create a new look.

      We are contemplating becoming a direct seller for additional products that do not compete with Doncaster. We are investigating the possibility of being a direct seller of cosmetics and skin care products. We are currently investigating the various cosmetic and skin care manufacturers that engage in direct sales, although we have no arrangements with any manufacturer and we have not identified a specific manufacturer who we may contact.

      In investigating the different manufacturers, we are interested in product that are:

            o     of high quality;
            o     moderate cost;
            o     has supportive management;
            o     has national advertising; and
            o     has a reasonable return policy.

      As of February 1, 2000, we had no employees. We have two (2) independent contractors, Falene Gottbetter and Roberta Winley. Falene Gottbetter is the wife of our President, Paul B. Gottbetter. Mrs. Gottbetter and Ms. Winley are independent contractors and not our employees. The decision to have them as independent contractors is for tax purposes. By classifying Mrs. Gottbetter and Ms. Winley as independent contractors and not employees, we are not responsible for paying unemployment taxes, disability or social security taxes, providing benefits like pension or medical plans, providing paid vacation or withholding taxes. The benefit to us is that our record keeping is simpler. We pay our consultants a commission and give them a Form 1099 for their yearly taxes.

      Our consultants are considered independent consultants because they do not have an employment contract with us, they have no regular hours and they are paid on a commission basis.


Facilities


      We maintain our offices at 8 Harmony Lane, Hartsdale, New York, 10530, in the home of our President, Paul B. Gottbetter. We do not have any rental agreement with Mr. Gottbetter. We pay a nominal rent of $250 per month to Mr. Gottbetter.


Year 2000

      We have assessed our state of readiness with respect to the problems, regarding computer data processing, generally foreseen for many businesses upon the advent of the Year 2000. The Year 2000 problem has arisen because most existing computers use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of the familiar "19". If not corrected, many computer applications could fail or produce erroneous results.

      Because of our small size and the simplicity of our operations, we place minimal reliance on computers. We have a comparatively small amount of personnel, equipment, customers, work projects, vendors, and the like. We use one brand new inexpensive computer, which is Year 2000 compliant in our one office location. The computer is not networked with any other computer and only communicates with our bank via the Internet. This computer is used for maintaining simple financial books of accounts and statements and for non-date sensitive word processing, record maintenance and report generation using word processing. Billing, estimating, customer quotation, and planning are done manually, in many cases by word processing. All of the work which we use our computer for could be done manually.


      The only supplier we have is Doncaster. We have not made an oral inquiry of Doncaster as to their Year 2000 readiness. While we believe that, for the most part, Doncaster has addressed the Year 2000 issue, we cannot be certain of this. However, for general business purposes we have always maintained a personal relationship with the appropriate administrative and operational personnel of Doncaster for the purpose of business procurement, prompt payment of commissions, placing orders for goods and services, and receiving prompt delivery of goods.


      On January 1, 2000, a critical date in regards to all Year 2000 compliance systems, we did not experience any problems with our internal systems. However, there can be no assurance that we will not experience any Year 2000 problems in the foreseeable future.

      In the event that Doncaster does experience Year 2000 problems, we intend to utilize our personal relationships for the purposes of obtaining prompt payment of our commission and prompt delivery of our orders. Because of the comparative narrowness and simplicity of our operations and the nature of these operations generally being non-dependent upon computers (as compared to computer, financial, insurance, and record-intensive organizations), we do not anticipate that there will be any Year 2000 problem which will have an adverse effect on our business and administrative operations on a "gross basis".


      We believe that the Year 2000 problem will not have a material effect on our operations.


            Management's Discussion and Analysis / Plan of Operation

      The following discussion contains forward-looking statements involving risks and uncertainties based on our current expectations and the development of our business. All statements in this registration statement related to our intended business plans, prospective financial operations and expected future growth or profitability constitute forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Our actual results may differ significantly from those anticipated or expressed in these statements. You should read the following discussion and analysis in conjunction with the audited financial statements (and notes thereto) and other financial information of Harmony appearing elsewhere in this registration statement for the period from inception to September 30, 1999.

      Harmony was formed on August 13, 1996, under the laws of the State of New York. We intend to continue to be a direct seller of Doncaster apparel. The following is our plan of operation for the next twelve months. Although Harmony was formed in August 1996, we were unable to locate a business to engage in until Summer 1998, when we discovered the business of direct selling Doncaster apparel. From Summer 1998 to December 1998, we engaged in compiling a mailing list to announce the December 1998 holiday line. We commenced operations as a direct seller of Doncaster in December 1998. Our operations to date have consisted of preparing for the direct selling of Doncaster by compiling a mailing list, sending out mailings and the selling of Doncaster through trunk shows and personal appointments.

      We are in the developmental stage and our revenues are based solely on the commission we receive from the sales of Doncaster apparel. We have also received money from a limited offering of shares of our common stock in April 1999, which raised $27,500. After deducting operating expenses which consist of postage, printing and miscellaneous office supplies of approximately $1,000 per trunk show, the two consultants are paid their fees. Since we do not have to pay in advance for any of the merchandise that we sell, it is not necessary to have large amounts of cash available.

      Doncaster pays us 25% of our net sales. Our net sales are the total of all our sales minus any returns. Of the money we receive from Doncaster. Ms. Winley is paid 40%. We divide the remaining money equally between Harmony and Mrs. Gottbetter.

      The proceeds from the limited offering have been and are being used to pay for our legal and accounting fees in connection with the preparation and filing our registration statement on Form 10-SB which was filed with the Securities and Exchange Commission on July 21, 1999, the preparation and filing of this prospectus, and the preparation and filing of our quarterly report for the quarter ended September 30, 1999 on Form 10-QSB.

      Doncaster increased its current line of apparel by adding women's sizes (16W, 18W, 20W, 1X, 2X, etc.), in the Spring 2000 collection. We expect that with the additional sizes available, our customer base will increase and our revenues will increase due to the additional sales. We realize adequate revenue after the payment of the commissions to our independent contractors, to cover our out-of-pocket costs, and our legal and accounting expenses. In the next twelve months we intend to:

            o     continue selling Doncaster apparel;
            o     increase our client base through mailings and word-of-mouth;
            o become a direct seller of a cosmetic skin care product line or another product line that compliments but does not compete with Doncaster.

      We do not expect to hire any employees or engage the services of any additional independent contractors in the next twelve months unless the number of customers increases to an extent that an additional fashion consultant is needed. Any additional consultants would be paid a percentage of our commissions.

      Although we would like to generate profits, at this stage, it is unlikely we will be able to do so, unless our net sales increase. In order to do this, our sales at Doncaster must increase or we must sell other products in addition to Doncaster.

      Our business for the next twelve months does not include any product research and development other than investigating the manufacturers of cosmetics and skin care that market their merchandise through direct selling. In order to investigate these manufacturers, we will:

            o contact the Direct Selling Association for the names and addresses of cosmetic manufacturers;
            o research magazines and newspapers for advertisements placed by cosmetic manufacturers;
            o use the Internet as a search and research tool on cosmetic manufacturers.

      Once we identify a cosmetic manufacturer that we are interested in, either Mr. Gottbetter or Mrs. Gottbetter will contact the manufacturer to discuss the possibility of Harmony becoming a direct seller of the products. We anticipate that it may take up to six months for us to find a company whose product interests us.

      We do not expect to purchase any plant or significant equipment in the next twelve months and we do not own any plant or significant equipment to sell.

      We anticipate that we will continue to operate at a loss for the foreseeable future. Our expenses consist of general and administrative expenses, legal fees and accounting fees.

      Since December 1998, our management had devoted the majority of its efforts to obtaining new customers for our products, pursuing and finding a management team to continue the process of completing its marketing goals, marketing limited quantities of the Doncaster Line, and obtaining sufficient working capital through loans and equity through a private placement offering. These activities were funded by our management and investments from stockholders.

      Results of Operations for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998.

      For the nine months ended September 30, 1999, Harmony generated net sales of $14,825 as compared to $0 for the nine months ended September 30, 1998 representing an increase of $14,825. Our cost of goods sold for the nine months ended September 30, 1999 was $0 as compared to $0 for the nine months ended September 30, 1998. Our gross profit on sales was $12,131 for the three months ended September 30, 1999 as compared to $0 for three months ended September 30, 1998. The increase in gross profit is the result of offering for sale the Doncaster Line in the reorganization of our business.

      Harmony's general and administrative costs aggregated approximately $19,324 for the three months ended September 30, 1999 as compared to $750 for the three months ended September 30, 1998 representing an increase of $16,324. This increase represents office and computer expenses of $13,601, rent of $750, salary of $1,500 and commissions of $3,473.

      Results of Operations for the period of inception, August 13, 1996 through September 30, 1999.

      For the period from our inception, August 13, 1996, through September 30, 1999, a period of approximately 37 months, we generated net sales of $18,825 (an average of $509 per month). Our cost of goods sold on sales was approximately $0 for the period from our inception, August 13, 1996, through September 30, 1999. The gross profit from sales for this 34 month period is $18,825. Management believes the gross profit of an average of $509 for the period from inception, August 3, 1996, through September 30, 1999, will improve and stabilize once our marketing plans become fully implemented.

      Harmony's general and administrative costs aggregated approximately $54,885 for the period from inception, August 13, 1996, through September 30, 1999. Of these initial startup costs, approximately $21,436 is attributed to telephone and other office expenses, $5,699 in commissions, $23,000 in salary and $4,750.

Liquidity and Capital Resources

      Harmony increased liquidity by $17,117 from a cash balance at our inception of $0 through the process of developing profits for sales, loans by our principal shareholders and the completion of a private placement with net proceeds to Harmony aggregating $18,565.

      We expended an aggregate of $18,825 for operating expenses and reduced our notes payable by $592 through September 30, 1999. In April 1999, our company sold under Rule 504 of Regulation Do of the Securities Act of 1933, as amended, an aggregate of 505,000 shares of common stock at $0.05 per share for an aggregate cash consideration of $25,250 and the sale of 50,000 shares of common stock in consideration for $2,500 in legal services less $6,685 in offering expenses. On September 16, 1999, Harmony forward split the number of shares of common stock outstanding in a ratio of 2 to 1 restating the number of shares outstanding from 1,555,000 to 3,110,000.

Income Tax

      As of September 30, 1999, Harmony had a tax loss carry-forward of $35,788. Our ability to utilize its tax credit carry-forwards in future years will be subject to an annual limitation pursuant to the "Change in Ownership Rules" under Section 382 of the Internal Revenue Code of 1986, as amended. However, any annual limitations not expected to have a material adverse effect on our ability to utilize our tax credit carry-forwards.

      We expect our capital requirements to increase over the next several years as we continue to develop our business, increase sales and administration infrastructure and embark on developing in-house business capabilities and facilities. Our future liquidity and capital funding requirements will depend on numerous factors, including the extent to which our company's present management can fund the continued capital requirements, the costs and timing of expansion of sales, marketing activities, facilities expansion needs, and competition in the business entered into.

      The report of our independent accountants on our December 31, 1998 financial statements contains an explanatory paragraph regarding our ability to continue as an on-going business.

                                 Use of Proceeds


      We will not receive any of the proceeds from the sale of the shares by the selling shareholders but have agreed to bear all expenses for registration of the shares under federal and state securities laws. See "Plan of Distribution." All of the proceeds from the sale of the common stock will be paid to the selling shareholders.


                                 Capitalization


      The following table sets forth our capitalization as of September 30, 1999 and should be reviewed with our December 31, 1997 and 1998 audited financial statements, and the notes to those financial statements, and our September 30, 1999 unaudited financial statements, included elsewhere in this prospectus.


                                                              September 30, 1999

Cash and cash equivalents .....................................    $ 17,117
                                                                   ========

Current Liabilities ...........................................      30,465

Shareholders equity:
  Preferred Stock, $.001 par value, 5,000,000
    shares authorized; none issued and
    outstanding ...............................................          --
  Common Stock, $.001 par value, 200,000,000
    shares authorized; 3,110,000 shares issued
    and outstanding pro forma .................................       3,110

Additional Paid-In Capital ....................................      19,330

  Deficit accumulated during development
    stage .....................................................     (35,788)
    Total shareholders' equity ................................     (13,348)
                                                                   --------
         Total capitalization .................................    $(13,348)
                                                                   ========

                                 Dividend Policy


      We have not paid any cash dividends to date, and we do expect to pay dividends in the foreseeable future. We intend, in the short term at least, to use all available funds to develop our business.


                              Plan of Distribution


No Broker-Dealer or Selling Agent Now Planned

      The selling shareholders may either sell their shares directly to a purchaser or use of a broker-dealer to sell their shares. We will not sell shares on any selling shareholder's behalf.

Determination of Offering Price

      Before this offering there has been no market for the common stock, and we have had limited business operations to date. The selling price will be determined by the market.

      We have not authorized anyone to give any information or to make any representations concerning this offering other than those contained in this prospectus. You should not rely on any representation made by any third parties. This prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities it offers to any person in any jurisdiction where that offer or solicitation is unlawful. The delivery of this prospectus or any sale of securities does not imply that the information in this prospectus is correct as of any date later than the date of this prospectus.


      The selling shareholders may be considered to be underwriter under the Securities Act. We are not currently planing to register the shares of common stock owned by the selling shareholders in any state. Various states may have exemptions from the registration requirements of their securities act that would allow the selling shareholders to sell their shares to others. Various states have exemptions from the registration requirements for securities that allow securities to be sold in non-issuer transactions. The selling shareholders are not issuers of the shares and may be able to rely on these exemptions. If the selling shareholders are not able to rely on these non-issuer exemptions, we will assist the selling shareholders in registering or qualifying the shares for sale in the particular state.

      Any person that purchases the shares of common stock from a selling shareholder will be able to resell the shares under state secondary market sales exemptions.


      The states may permit secondary market sales of the securities:


      o once we publish the necessary financial and other information about ourselves in a recognized securities manual. These manuals include Standard & Poor's Corporation Records, Moody's and Fitches.

      o after a time period required by that state has elapsed from the date we issued the securities.

      o under exemptions that may apply to some investors based upon the investors qualifications.

      o     as a reporting company under the Securities Exchange Act of 1934;
            and

      o as covered securities under section 18(b)(4)(A) of the Securities Act, as long as any notice and fee requirements of the states have been met.

                                   Management



      The table below shows certain information about each of our officers and directors.


               Name                 Age           Position
          --------------------------------------------------------------------

          Paul B. Gottbetter         67      president, treasurer and director
          Michael C. Conte           40      secretary and director

      The directors have been elected by the present shareholders and will serve for a term of one year or until their successors are elected. Officers are appointed by, and serve at the pleasure of, the board of directors.

      The directors and executive officers of Harmony are:

      Paul B. Gottbetter, president, treasurer and director, age 67, has been the president, treasurer and director since our formation. Mr. Gottbetter serves as president and treasurer at the pleasure of the board of directors. Since 1959, Mr. Gottbetter has been self-employed as both a certified public accountant and an attorney in private practice. Mr. Gottbetter's clientele largely consists of various sectors of the major apparel industry ranging from manufacturers to wholesalers. Mr. Gottbetter received his B.B.A. in accounting in 1953 from City College of New York and his JD in 1955 from New York University Law School.

      Michael C. Conte, secretary and director, age 40, has been secretary and a director since April 6, 1999. Mr. Conte serves as secretary at the pleasure of the board of directors. Mr. Conte has been employed by Paul B. Gottbetter as a certified public accountant since June 1980. Mr. Conte received his B.S. in accounting in 1980 from New York University.


Consultants

      In addition to the officers and directors identified above, we expect that Falene Gottbetter and Roberta Winley, both consultants, will be important to our operations.


      Falene R. Gottbetter, independent contractor, age 56, has been an independent contractor for us, and has been selling the Doncaster Line since December 1998. During the period between June 1994 and December 1998, Mrs. Gottbetter was retired. Mrs. Gottbetter received her B.S. in education in 1964 from Finch College and her MA in education in 1982 from Long Island University.

      Roberta Winley, independent contractor, age 56, has been an independent contractor for us, and has been selling the Doncaster Line since December 1998. Since January 1998, Ms. Winley has been the principle of RSW Image, Inc., her own company, that provides fashion and image consulting services. From 1994 to 1996, Ms. Winley was employed as a sales manager of the dress division of Nancy Crystal, a private label blouse and dress manufacture and from 1996 to 1998, Ms. Winley was employed as a sales manager by Nira Nira, a private label manufacturer of women's clothing that is primarily sold to catalog companies. Ms. Winley regularly presents workshops, seminars and gives speeches on how clothing affects people and the manner in which they are perceived by others. Ms. Winley is a graduate of the Fashion Institute of Technology.

Executive Compensation

      The following table shows the compensation that we have paid to our chief executive officer. No executive officer, including our chief executive officer receives a total annual salary and bonus of over $100,000.

Name of Officer                                         Year            Salary
-------------------------------------------------------------------------------
Paul B. Gottbetter, president                           1999            $6,000
CEO, director, treasurer                                1998            $6,000
                                                        1997            $6,000


                       Principal and Selling Shareholders

      The following tables shows the numbers of shares and percentage of common stock held by the officers and directors of Harmony and holders of five percent or more of Harmony's common stock and by the selling shareholders. Unless otherwise indicated, the beneficial owners of the common stock listed below have sole investment and voting power over these shares, subject to community property laws where applicable.


Security Ownership of Certain Beneficial Owners.


      The following information relates to those persons known to Harmony to be the beneficial owner of more than five percent of the common stock, par value $.001 per share, the only class of voting securities of Harmony outstanding.

                                 Name and                  Amount and
  Title of                      Address of                  Nature of            Percentage
    Class                    Beneficial Owner           Beneficial Ownership      of Class*
--------------------------------------------------------------------------------------------
  Common Stock, par          Paul B. Gottbetter          1,735,000 shares          55.78%
    value $.001 per share    8 Harmony Lane
                             Hartsdale, New York 10530   Direct

  Common Stock, par          Turbo International, Ltd    300,000 shares             9.64%
    value $.001 per share    50 Shirley Street
                             Nassau, Bahamas             Direct

  Common Stock, par          Turf  Holdings Ltd.         300,000 shares             9.64%
    value $.001 per share    Oakbridge House
                             6 West Hill Street
                             P.O. Box N-8195
                             Nassau, Bahamas             Direct


  Common Stock, par          Adam S. Gottbetter          277,333 shares             8.91%
    value $.001 per share    1035 Park Avenue, Apt. 5B
                             New York, New York  1002    Direct

  Common Stock, par          Otto Zimmerli               200,000 shares             6.43%
    value $.001 per share    Poststrasse 2
                             9050 Appenzell
                             Switzerland                 Direct

  Common Stock, par          U.K. Menon                  200,000 shares             6.43%
    value $.001 per share    28 Jalan 17/21 C
                             Selangor
                             Malaysia                    Direct

      The information in the table above and below is based on 3,110,000 issued and outstanding shares of common stock. The sole shareholder of Turbo International Ltd. is Martin Christen and Turbo's ownership of the shares can be attributed to him. The sole shareholder of Turf Holdings Ltd. is Vijendran Paniah and Turf's ownership of the shares can be attributed to him. Mr. Adam Gottbetter owns 277,333 shares, of which 244,000 are included in this prospectus.


Security Ownership of Management.

      The number of shares of common stock of Harmony owned by the Directors and Executive Officers of Harmony is as follows:


                                         Name and                        Amount and
     Title of                           Address of                        Nature of               Percentage
       Class                         Beneficial Owner               Beneficial Ownership           of Class*
------------------------------------------------------------------------------------------------------------
   Common Stock, par                 Paul B. Gottbetter                 1,735,000 shares           55.78%
     value $.001 per share           8 Harmony Lane
                                     Hartsdale, New York 10530          Direct

   Common Stock, par                 Michael Conte                      600 shares               Less
     value $.001 per share           18 Burdge Drive                                          than 1%
                                     Middletown, New Jersey  07748

   All officers and directors                                           1,735,000 shares           55.78%
     as a group (2 persons)

Securities Ownership of Selling Shareholders


                                               Before the Offering                   After the Offering
-------------------------------------------------------------------------------------------------------------------
            Name of
             Selling                      No. of           Percentage of          No. of           Percentage
           Shareholder                    Shares           Common Stock           Shares            of Stock
-------------------------------------------------------------------------------------------------------------------
          Best, Ula                         600                  *                   0                   *
          Borofsky, Jeffrey M.              600                  *                   0                   *
          Bunton, Alfred                    600                  *                   0                   *
          Coder, Kenneth                    600                  *                   0                   *
          Cohen, Kenneth M.                 600                  *                   0                   *
          Coker, Jr., Peter                 600                  *                   0                   *
          Coker, Sr., Peter                 600                  *                   0                   *
          Connaughton, Amanda               600                  *                   0                   *
          Conte, Michael C.                 600                  *                   0                   *
          Davenport, Karen                  600                  *                   0                   *
          Feifer, Fred                      600                  *                   0                   *
          Gottbetter, Adam S.           277,333               8.91 %            33,333               1.07%
          Gottbetter, Daniel                600                  *                   0                   *
          Gottbetter, Franklyn              600                  *                   0                   *
          Hinojosa Jr., Milton              600                  *                   0                   *
          Howard, L. Meredith               600                  *                   0                   *
          Inemer, Steve                     600                  *                   0                   *
          Inemer, Ira H.                    600                  *                   0                   *
          Kass, Barbara                     600                  *                   0                   *
          Lande, Ted                        600                  *                   0                   *
          Levine, Pearl                     600                  *                   0                   *
          Levner, Lawrence                  600                  *                   0                   *
          Martin, LaFaye                    600                  *                   0                   *
          Menon, U.K.                   200,000               6.43 %                 0                   *
          Miller, Jules                     600                  *                   0                   *
          Peate, Florence                   600                  *                   0                   *
          Perry, Nicola                     600                  *                   0                   *
          Rabuse, Nancy                     600                  *                   0                   *
          Redlich, Meyer                    600                  *                   0                   *
          Rubenstein, Florence              600                  *                   0                   *
          Schweitzer, Arthur                600                  *                   0                   *
          Turbo International, Ltd.     300,000               9.64 %                 0                   *
          Turf Holding Ltd.             300,000               9.64 %                 0                   *
          Vaswani, Rani                     600                  *                   0                   *
          Venturini, August C.              600                  *                   0                   *
          Winley, Roberta                   600                  *                   0                   *
          Wojnar, Peter F.                  600                  *                   0                   *
          Zephir, Barbara                   600                  *                   0                   *
          Ziluck, Scott                     600                  *                   0                   *
          Zimmerli, Otto                200,000               6.43 %                 0                   *

----------

*     Denotes less than 1% of the issued and outstanding shares of common stock.

      We are registering all of the shares listed held by the selling shareholders. The selling shareholders may sell their shares from time to time in broker's transactions or otherwise. Because the selling shareholders may sell all, some or none of the shares held, we cannot estimate the number of shares that will be held by the selling shareholders. For purposes of the above table, we have assumed that all of the shares offered by the Selling Shareholders will be sold. (See "Plan of Distribution.")


      We will not receive any of the proceeds from the sales of common stock by the selling shareholders.


Certain Relationships and Related Transactions

      There have been no transactions exceeding $60,000 in the past two years and there are no proposed transactions that exceed $60,000 to which we were or are to be a party and any of our directors, executive officers, security holders owning more than 5% of our common stock or any immediate family members of these people had a direct or indirect material interest.

      Paul B. Gottbetter, our president, can be deemed to be a promoter of Harmony. Mr. Gottbetter was issued 200 shares of our common stock as consideration for his efforts in founding Harmony. (See "Management")

                            Description of Securities


Common Stock

      We are authorized to issue up to 200,000,000 shares of Common Stock, par value $.001 per share. 3,110,000 shares of common stock are outstanding on the date of this prospectus. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. There is no cumulative voting for election of directors.


      Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefor, and upon the liquidation, dissolution, or winding up of Harmony, to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

      The outstanding common stock is validly authorized and issued, fully paid, and non- assessable. We intend to try to have the common stock traded on the NASD's OTC Bulletin Board under the symbol "HRMY" and we have an application on file with the NASD.

Preferred Stock

      We are authorized to issue up to 5,000,000 shares of "blank check" preferred stock, par value $.001 per share, none of which are outstanding on the date hereof. The Board of Directors has to date not established the rights and preferences of the preferred stock.

Transfer and Warrant Agent

      Continental Stock Transfer & Trust Company is the transfer for our common stock.


                                     Experts


      Thomas Monahan, independent certified public accountant, audited our Financial Statements as of December 31, 1998 and for the period from August 13, 1996, when operations commenced, to December 31, 1998. In including those financial statements in this prospectus, we have relied on Mr. Monahan's authority as an expert in accounting and auditing.


                                  Legal Matters


      Kaplan Gottbetter & Levenson, LLP is counsel to Harmony and will pass on the validity of the issuance of the shares to be sold by the selling shareholders. The partners of Kaplan Gottbetter & Levenson, LLP, each own 33,333 shares of our common stock, and 244,000 shares of common stock owned by Adam S. Gottbetter are included in this prospectus.


                                Legal Proceedings


      Harmony and none of its officers or its directors is party to any pending legal proceeding, nor is its property the subject of any pending legal proceeding that is not routine litigation that is incidental to its business.


            Market For Common Equity and Related Shareholder Matters


Shares Eligible for Future Sale

Market Information

      There is no public trading market on which Harmony's Common Stock is traded. Harmony has engaged a broker/dealer to file a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quote of Harmony's common stock on the Bulletin Board. Harmony's common stock may trade on the Bulletin Board under the symbol "HRMY."

      There are no outstanding options or warrants to purchase, or securities convertible into, common equity of Harmony;

      Of the 3,110,000 shares of common stock that are issued and outstanding 1,110,000 shares are eligible to be sold without registration under the Securities Act. These shares were sold by Harmony in an offering under Rule 504 of Regulation D in April 1999. These shares are not subject to restrictions on resale.

      The shares registered this offering are issued and outstanding and will be freely tradable without restriction or further registration under the Securities Act, except for:

      o any securities held by an "affiliate" of Harmony, which may be sold only while this registration statement or another registration statement covering sales by those affiliates is effective, or in accordance with Rule 144; or

      o securities purchased under circumstances which would make the purchaser a statutory underwriter, such as where a single purchaser acquires a large portion of the shares or warrants with the intention to redistribute them or the underlying common stock.

      An affiliate is a person controlling, controlled by or under common control with Harmony. No shares are subject to any "lock-up" agreement or similar arrangement.

      In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year, including "affiliates" as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

      o one percent (1%) of the then outstanding shares of the common stock or

      o the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission.

      A trading market may not develop or be sustained. The post-offering fair value of Harmony's common stock, whether or not any secondary trading market develops, is variable and may be affected by our business and financial condition, as well as factors beyond our control. Sales of substantial amounts of shares in any public market could cause lower market prices and even make it difficult for Harmony to raise capital through a future offering of its equity securities. In that connection, investors should note that we are registering shares held by the selling shareholders.

      Harmony is currently not planning on making a public offering of any shares of its common stock.

Holders

      There are approximately forty-four (44) record holders of common equity.

Dividends


      As of the date of this prospectus, no cash dividends have been declared on the common stock. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the board of directors out of funds legally available therefor. Under the Business Corporation Law of New York, Harmony may only pay dividends out of capital and surplus, or out of certain enumerated retained earnings, as those terms are defined in the Business Corporation Law of New York. The payment of dividends on its common stock is, therefore, subject to the availability of capital and surplus or retained earnings as provided in the Business Corporation Law of New York.

                    Where You Can Find Additional Information


      We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission covering the sale of the shares we are registering. The Registration Statement and the exhibits and schedules to the Registration Statement include additional information not contained in this prospectus. Statements in this prospectus about the contents of any contract or other document referred to are not necessarily complete and in each instance the appropriate exhibit containing the contract or document should be consulted for complete information. The Registration Statement, exhibits and schedules also contain further information about us and the shares we are registering. Anyone may inspect a copy of the Registration Statement without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York, 10048, and the Midwest Regional Office located at Northwest Atrium Center, 500 Madison Street, Chicago, Illinois 60661-2511, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Branch of the Commission by paying the fees prescribed by the Commission. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains information about companies that file electronically with the Commission.

                                THOMAS P. MONAHAN
                           CERTIFIED PUBLIC ACCOUNTANT
                              208 LEXINGTON AVENUE
                           PATERSON, NEW JERSEY 07502
                                 (973) 790-8775
                               Fax (973) 790-8845


To The Board of Directors and Shareholders of Harmony Trading Corp. (a development stage company)

      I have audited the accompanying balance sheet of Harmony Trading Corp. (a development stage company) as of December 31, 1998 and the related statements of operations, cash flows and shareholders' equity for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

      I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

      In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harmony Trading Corp. (a development stage company) as of December 31, 1998 and the results of its operations, shareholders equity and cash flows for the year ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming that Harmony Trading Corp. (a development stage company) will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses since the date of reorganization and requires additional capital to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are described in Note 2. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of Harmony Trading Corp. (a development stage company) to continue as a going concern.

                                        /s/  Thomas Monahan
                                        ----------------------------------------
                                        Thomas P. Monahan, CPA

June 10, 1999
Paterson, New Jersey

                              HARMONY TRADING CORP.
                          (A development stage company)

                                  BALANCE SHEET

                                                                                  December 31,  September 30,
                                                                                      1998          1999
                                                                                    --------      --------
                                                                                   (Unaudited)
                                     Assets
Current assets
  Cash and cash equivalents                                                             $-0-      $ 17,117
  Marketable securities                                                                4,000
                                                                                    --------      --------
  Current assets                                                                    $  4,000      $ 17,117

Property and equipment                                                                   -0-           -0-

Total assets                                                                        $  4,000      $ 17,117
                                                                                    ========      ========

                      Liabilities and Stockholders' Equity

Current liabilities
   Accounts payable and accrued expenses                                            $ 21,000      $ 28,473
   Corporate taxes payable                                                          $    325           259
   Officer loans payable                                                               2,325         1,733
                                                                                    --------      --------
  Total current liabilities                                                         $ 23,650      $ 30,465

Stockholders' equity
  Preferred stock authorized 5,000,000 shares, $0.001 par value each. At
December 31, 1998 and September 30, 1999 there are -0- and -0- shares outstanding respectively
  Common Stock authorized 20,000,000 shares, $0.001 par value each. At December
31, 1998 and September 30, 1999, there are 1,000,000 and
3,110,000 shares outstanding  respectively                                             1,000         3,110

Additional paid in capital                                                                          19,330
Deficit accumulated during development stage                                         (20,650)      (35,788)
                                                                                    --------      --------
Total stockholders' equity                                                           (19,650)      (13,348)
                                                                                    --------      --------
Total liabilities and stockholders' equity                                          $  4,000      $ 17,117
                                                                                    ========      ========


                 See accompanying notes to financial statements.

                              HARMONY TRADING CORP.
                          (A development stage company)

                             STATEMENT OF OPERATIONS


                                                                                                                 For the period
                                                                                For the Nine     For the Nine   from inception,
                                                                                months ended     months ended   August 13, 1996,
                                     For the year ended   For the year ended   Sept. 30, 1998   Sept 30, 1999  to Sept. 30, 1999
                                        Dec.31,1997          Dec. 31,1998         Unaudited        Unaudited        Unaudited
                                       -------------        --------------        ---------        ---------        ---------
Revenue                                    $4,000                 $-0-              $-0-         $14,825           $18,825

Costs of goods sold                           -0-                  -0-               -0-             -0-               -0-
                                              ---                  ---               ---             ---               ---

Gross profit                               $4,000                 $-0-              $-0-         $14,825           $18,825

Operations:
  General 0and administrative              10,865               10,785             8,000          30,235             4,885
                                           ------               ------             -----          ------             -----
  Total expense                            10,865               10,785             8,000          30,235             4,885

Income (loss) from operations             $(6,865)            $(10,785)           (8,000)        (15,410)          (36,060)

Other income
   Interest income                                                                   272                               272
                                                                                     ---                               ---

Total Other Income
Income (loss)                             $(6,865)            $(10,785)          $(7,728)       $(15,410)         $(35,788)
                                         ========            =========          ========       =========         =========

Net income (loss)  per share - basic                                               (0.00)          (0.00)            (0.00)
Number of shares outstanding-  basic    1,000,000            1,000,000         1,000,000       3,110,000         3,110,000
                                        =========            =========         =========       =========         =========


                 See accompanying notes to financial statements.

                              HARMONY TRADING CORP.
                          (A development stage company)

                        STATEMENT OF STOCKHOLDERS EQUITY


                                                                    Deficit
                                                                  accumulated
                                                      Additional     during
                                 Common      Common     paid in   development
              Date                Stock      Stock      Capital      stage        Total
              ----              ---------    ------     --------    --------     --------
December 31, 1996
balance (1)                     1,000,000    $1,000                              $  1,000

Net income                                                          $ (9,865)    $ (9,865)
                                ---------    ------    ---------    --------     --------

December 31, 1997
balance                         1,000,000     1,000                 $ (9,865)    $ (8,865)

Net loss                                                             (10,785)     (10,785)
                                ---------    ------    ---------    --------     --------

December 31, 1998
balance                         1,000,000     1,000                 ($20,650)     (19,650)

Unaudited Sale of shares          505,000       505       24,745                   25,250

Contribution of services                                     375                      375

Issuance of shares for legal       50,000        50        2,450                    2,500
services

Less offering expenses                                    (6,685)                  (6,685)

Net Loss                                                             (15,410)     (15,410)
                                ---------    ------    ---------    --------     --------

September 30, 1999
balance                         1,555,000    $1,555    $  20,885    $(35,788)    $(13,348)
                                =========    ======    =========    ========     ========

September 30, 1999 Adjusted
balances for 2 for 1 forward
split                           3,110,000    $3,110    $  19,330    $(35,788)    $(13,348)
                                =========    ======    =========    ========     ========


(1) On August 14, 1996, the Company sold 200 shares in consideration for $1,000 in marketable securities. On April 2, 1999, the Company forward split the number of shares outstanding in a ratio of 5,000 to 1. The number of shares outstanding has been restated from inception.

                 See accompanying notes to financial statements

                              HARMONY TRADING CORP.
                          (A development stage company)

                             STATEMENT OF CASH FLOWS
      For the period from inception, August 13, 1996 to September 30, 1999


                                                                                                           For the period
                                                                            For the Nine   For the Nine    from inception
                                           For the year     For the year    months ended   months ended    August 13, 1996
                                              ended             ended       September 30,  September 30,  to September 30,
                                           December 31,      December 31,       1998           1999              1999
                                               1997              1998         Unaudited      Unaudited        Unaudited
                                             --------         --------        --------       --------         --------
CASH FLOWS FROM OPERATING
ACTIVITIES
  Net income (loss)                          $(16,865)        $(10,785)       $ (7,728)      $(15,410)        $(35,788)
  Non cash transaction                          1,000                                           2,875            3,875
  Corporate taxes                                                  325                            (66)             259
                                                              --------                       --------         --------
  Accounts payable and accrued                  5,865            9,000           7,228          7,745           28,009
    expenses

TOTAL CASH FLOWS FROM                           1,000           (1,460)           (500)        (4,856)          (3,181)
OPERATIONS

CASH FLOWS FROM INVESTING
ACTIVITIES

  Marketable securities                        (1,000)                                          4,000
                                             --------                                        --------
TOTAL CASH FLOWS FROM                          (1,000)                                          4,000
INVESTING ACTIVITIES

CASH FLOWS FROM FINANCING
ACTIVITIES

  Officer loan payable                          2,000                              500           (592)           1,733
                                             --------                         --------       --------         --------
   Sale of stock net of offering expenses                                                      18,565           18,565

TOTAL CASH FLOWS FROM                           2,000                              500         17,973           20,298
FINANCING ACTIVITIES

NET INCREASE (DECREASE) IN CASH                 1,460           (1,460)            -0-         17,117           17,117

CASH BALANCE BEGINNING OF                         -0-            1,460             -0-            -0-              -0-
                                             --------         --------        --------       --------         --------
PERIOD

CASH BALANCE END OF PERIOD                   $  1,460             $-0-            $-0-       $ 17,117         $ 17,117
                                             ========         ========        ========       ========         ========
Non cash activities                                                                           $2, 500         $  2,500
Issuance of 100,000 shares of
   Post split Common Stock in
Consideration for legal services                                                                  375              375
                                                                                             --------         --------
Contribution of promotion services
Total non cash items                                                                         $  2,875         $  2,875
                                                                                             ========         ========

                              HARMONY TRADING CORP.
                        (A development stage company)

Note 1. Organization of Company and Issuance of Common Stock

      a. Creation of the Company

      Harmony Trading Corp., (the "Company") was formed under the laws of New York on August 13, 1996 and was originally authorized to issue 200 shares of common stock, without par value each. On April 6, 1999, the Company amended its certificate of incorporation increasing the authorized number of shares of common stock to 20,000,000, $0.001 par value each and increasing the authorized number of shares of preferred stock to 5,000,000, $0.001 par value each.

      On September 16,1999, the Company forward split the number of shares of common stock outstanding in a ratio of 2 to 1 restating the number of shares outstanding from 1,555,000 to 3,110,000.

      On September 20, 1999, the Company amended its certificate of incorporation to authorize an aggregate of 200,000,000 shares of common stock, $.001 par value each and 5,000,000 shares of preferred stock, $.001 par value each.

      b. Description of the Company

      The Company is considered to be a development stage business that is in the business of the direct selling of women's apparel and accessories through personal appointments and fashion shows.

      c. Issuance of Shares of Common Stock

      On January 5, 1998, the Company sold an aggregate of 200 shares of common stock for $1,000 in marketable securities or $5.00 per share.

      In January, 1998, Paul Gottbetter, President of the Company, gifted 25 pre-split shares of common stock to Adam S. Gottbetter, which were restated to 125,000 shares after the forward split.

      On April 2, 1999, the number of shares of common stock was forward split in a ratio of 5,000 to 1 restating the number of shares of common stock outstanding from 200 to 1,000,000.

      Subsequent to the date of the balance sheet, the Company has sold, pursuant to the terms of Rule 504 of Regulation D of the Securities Act of 1933, as amended, an aggregate of

555,000 shares of common stock at $0.05 per share for an aggregate of $27,750 less $6,685 in offering expenses.

Note 2-Summary of Significant Accounting Policies

      a. Basis of Financial Statement Presentation


      The accompanying unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $35,788 for the period from inception, August 13, 1996, to September 30, 1999. These factors indicate that the Company's continuation as a going concern is dependent upon its ability to have positive cash flows from operations. The Company's future capital requirements will depend on numerous factors including, but not limited to, continued progress in its selling capabilities and implementing its marketing strategies. The Company plans to engage in such ongoing financing efforts on a continuing basis.

      The financial statements presented consist of the balance sheet of the Company as at December 31, 1998 and the unaudited balance sheet as of September 30, 199, and the related statements of operations and cash flows and stockholders' equity for the year ending December 31, 1998, and the related unaudited statements of operations and cash flows and stockholders' equity for the nine months ending September 30, 1998 and 1999 and for the period from inception, August 13, 1996, to September 30, 1999.


      b. Cash and cash equivalents

      The Company treats temporary investments with a maturity of less than three months as cash.

      c. Revenue recognition


      Revenue is recognized when products are shipped or services are rendered. Commission income is recognized when products are shipped or services are rendered.


      d. Selling and Marketing Costs

      Selling and Marketing - Certain selling and marketing costs are expensed in the period in which the cost pertains. Other selling and marketing costs are expensed as incurred.

      e. Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      f. Significant Concentration of Credit Risk

      At December 31, 1998, the Company has concentrated its credit risk by maintaining deposits in several banks. The maximum loss that could have resulted from this risk totaled $-0- which represents the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by the federal insurance.

      g. Asset Impairment

      The Company adopted the provisions of SFAS No. 121, Accounting for the impairment of long lived assets and for long-lived assets to be disposed of effective January 1, 1996. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. There was no effect of such adoption on the Company's financial position or results of operations.

      h. Property and Equipment

      Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives using the straight line methods over a period of seven years. Maintenance and repairs are charged against operations and betterments are capitalized.

      i. Significant Concentration of Credit Risk

      At September 30, 1999, the Company has concentrated its credit risk by maintaining deposits in several banks. The maximum loss that could have resulted from this risk totaled $-0- which represents the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by the federal insurance.

      j. Recent Accounting Standards

      Accounting for Derivative Instruments and Hedging Activities

      Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) was issued in June 1998. It is effective for all fiscal years beginning after June 15, 1999. The new standard requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. The Company does not currently engage in derivative trading or hedging activity. The Company will adopt SFAS 133 in the fiscal year ending December 31, 2000, although no impact on operating results or financial position is expected.

      Accounting for the Costs of Computer Software Developed or Obtained for Internal Use

      In March of 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. SOP 98-1 is effective beginning January 1, 1999. The Company is currently assessing the impact that adoption of this statement will have on consolidated financial position and results of operations.

      k. Unaudited financial information

      In the opinion of Management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position of the Company as of September 30, 1999 and the results of its operations and its cash flows for the nine months ended September 30, 1999. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the SEC's rules and regulations of the Securities and Exchange Commission. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

Note 3 - Related Party transactions

      a. Issuance of Shares of Common Stock

      On January 5, 1998, the Company sold an aggregate of 200 shares of common stock for $1,000 in marketable securities or $5.00 per share.

      In January, 1998, Paul Gottbetter, President of the Company, gifted 25 pre-split shares of common stock to Adam S. Gottbetter, which were restated to 125,000 shares after the forward split.

      Paul Gottbetter and Adam S. Gottbetter are father and son.

      b. Office Location


      The Company occupies office space rent free on a month to month basis at the home of its President, Paul B. Gottbetter, Certified Public Accountant, 8 Harmony Lane, Hartsdale, New York 10530 for a rent of $250 per month on a month-to-month basis.

      c. Officer Loan

      As of December 31, 1998 and September 30, 1999, the Company is obligated to repay officer loans to Paul Gottbetter, President of the Company aggregating $2,325 and $1,733 respectively.


      d. Officer Salaries

      For the period from inception, August 13, 1996, to December 31, 1996, for the year ending December 31, 1997, for the year ending December 31, 1998 and for the nine months ended September 30, 1999, the Company has accrued a minimal compensation of $500 per month as compensation to Mr. Gottbetter as consideration for services while the Company is in the development stage of development as follows: $2,000, $6,000, $6,000 and $4,500.


      Note 4 - Marketable Securities, Available for Sale

      The Company adopted Financial Accounting Standards Board ("FASB") Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires that investments in equity securities that have readily determinable fair values and investments in debt securities be classified in three categories: held-to-maturity, trading and available-for-sale. Based on the nature of the assets held by the Company and Management's investment strategy, the Company's investments have been classified as available-for-sale. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date.

      Securities classified as available-for-sale are carried at estimated fair value, as determined by quoted market prices, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. At December 31, 1998, the Company had no investments that were classified as trading or held-to-maturity as defined by the Statement.

      The following is a summary of cash, cash equivalents and available-for-sale securities by balance sheet classification at December 31, 1998:

                                                                    Estimated
                                              Gross      Gross         Fair
                                           Unrealized  Unrealized     Market
                                  Cost        Gains      Losses       Value
                                  ----        -----      ------       -----

Cash                              $ -0-       $ -0-       $ -0-        $ -0-
                                  -----       -----       -----        -----
Total cash and cash
equivalents                       $ -0-       $ -0-       $ -0-        $ -0-

Marketable securities
available for sale               $4,000                               $4,000
                                 ------                               ------
Total                            $4,000                               $4,000
                                 ======                               ======

Note 5 - Commitments and Contingencies

      At December 31, 1998 and September 30, 1999, the Company has not entered into any contracts or commitments.

Note 6 - Income Taxes

      The Company provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of December 31, 1998 and September 30, 1999, the Company had no material current tax liability, deferred tax assets, or liabilities to impact on the Company's financial position because the deferred tax asset related to the Company's net operating loss carryforward and was fully offset by a valuation allowance.


      At September 30, 1999, the Company has net operating loss carry forwards for income tax purposes of $35,788. This carryforward is available to offset future taxable income, if any, and expires in the year 2010. The Company's utilization of this carryforward against future taxable income may become subject to an annual limitation due to a cumulative change in ownership of the Company of more than 50 percent.


      The components of the net deferred tax asset as of September 30, 1998 are as follows:


Deferred tax asset:
     Net operating loss carry forward         $ 12,168
     Valuation allowance                      $(12,168)
                                              --------
     Net deferred tax asset                   $    -0-
                                              ========


      The Company recognized no income tax benefit for the loss generated in the period from inception, August 13, 1996, to September 30, 1999.

      SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company's ability to realize benefit of its deferred tax asset will depend on the generation of future taxable income.

      Because the Company has yet to recognize significant revenue from the sale of its products, the Company believes that a full valuation allowance should be provided.

Note 7 - Preferred Stock

      The Company's authorized capital stock consists of 5,000,000 Shares of Preferred Stock, par value $.001 per share.

      The Board of Directors of the Company has the authority to establish and designate any shares of stock in series or classes and to fix any variations in the designations, relative rights, preferences and limitations between series as it deems appropriate, by a majority vote.

      The preferred stock may be issued in series, each of which may vary, as determined by the board of directors, as to the designation and number of shares in such series, voting power of the holders thereof, dividend rate, redemption terms and prices, voluntary and involuntary liquidation preferences, and conversion rights and sinking fund requirements, if any, of such series.

      As of December 31, 1998 and September 30, 1999, the number of shares of preferred stock outstanding is -0-.

Note 8 - Business and Credit Concentrations

      The amount reported in the financial statements for cash approximates fair market value. Because the difference between cost and the lower of cost or market is immaterial, no adjustment has been recognized and investments are recorded at cost.

      Financial instruments that potentially subject the company to credit risk consist principally of trade receivables. Collateral is generally not required.

================================================================================

We have not authorized any dealer, salesman or other person to give any information or to make any representation not contained in this prospectus in connection with the offer made by this prospectus. If anyone makes or gives such information or representation you should not rely on it as authorized by us. This prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. The delivery of this prospectus or any sale made under this prospectus under no circumstances implies that the information in the prospectus is correct as of any time after the prospectus's date.

                                    ---------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

PROSPECTUS SUMMARY...........................................................2

RISK FACTORS.................................................................3

BUSINESS OF HARMONY..........................................................6

MANAGEMENT'S DISCUSSION AND ANALYSIS / PLAN OF OPERATION....................11

USE OF PROCEEDS.............................................................14

CAPITALIZATION..............................................................15

DIVIDEND POLICY.............................................................15

PLAN OF DISTRIBUTION........................................................15

MANAGEMENT..................................................................17

PRINCIPAL AND SELLING SHAREHOLDERS..........................................18

DESCRIPTION OF SECURITIES...................................................21

EXPERTS.....................................................................22

LEGAL MATTERS...............................................................22

LEGAL PROCEEDINGS ..........................................................22

MARKET FOR COMMON EQUITY AND RELATED
       SHAREHOLDER MATTERS..................................................22

WHERE YOU CAN FIND ADDITIONAL
 INFORMATION................................................................24

FINANCIAL STATEMENTS.......................................................F-1


                                    ---------

Until , 2000 (90 days from the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.

================================================================================

================================================================================

                              HARMONY TRADING CORP.


                          1,265,000 Shares Common Stock


                               ------------------

                               P R O S P E C T U S

                               ------------------


                               February     , 2000


================================================================================

                                    PART II.

ITEM 24. Indemnification of Directors and Officers.


      Harmony's certificate of incorporation contains provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty (other than breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 719 of the Business Corporation Law of New York or for any transaction from which the director derived an improper personal benefit) and (ii) indemnify its directors and officers to the fullest extent permitted by Section 721 of the Business Corporation Law of New York, including circumstances in which indemnification is otherwise discretionary. Harmony believes that these provisions are necessary to attract and retain qualified persons as directors and officers. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.


ITEM 25. Other Expenses of Issuance and Distribution


      SEC Registration Fee                      $       16.70
                                                -------------
      Blue Sky Fees and Expenses                $        0.00
                                                -------------
      Legal Fees and Expenses                   $    2,000.00
                                                -------------
      Printing and Engraving Expenses           $    1,000.00
                                                -------------
      Accountants' Fees and Expenses            $        0.00
                                                -------------
      Miscellaneous                             $      500.00
                                                -------------


      The above expenses, except for the SEC fees, are estimated.

ITEM 26. Recent Sales of Unregistered Securities.


      In August 1996, Harmony issued 200 shares of its common stock to Paul Gottbetter for a price of $5.00 per share. The shares of common stock were issued under Section 4(2) of the Securities Act.

      In the summer of 1998, Paul Gottbetter transferred an aggregate of 7,500 shares to 25 people in consideration of the assistance and support these people gave to Harmony during the period in which they were preparing our first show for Doncaster. These transfers were made under Sections 4(1) and 4(2) of the Securities Act.

      Paul Gottbetter initially considered these transfers to be gifts, but upon re-evaluation of the transfers, realized that the transfers could be deemed sales under the Securities Act because we indirectly derived a benefit from these people. Section 4(1) provides for an exemption from the registration requirements of the Securities Act for transactions by any persons other than an issuer, underwriter or dealer. Section 4(2) provides for an exemption from the registration requirements by an issuer not involving any public offering.

      The value of the services provided by these 25 persons and the value of the shares was $375.

      In January 1999, Paul Gottbetter made a gift of 25 shares (pre-split) to his son, Adam Gottbetter. In April 1999, Adam Gottbetter transferred an aggregate of 3,000 (post-split) shares to ten (10) people who were employees of Adam Gottbetter's law firm, Kaplan Gottbetter & Levenson, LLP. These transfers were made under Section 4(1) of the Securities Act.

      Adam Gottbetter initially considered these transfers to be gifts. Upon re-evaluation of these transfers, he realized that the transfers could be deemed sales under the Securities Act because his law firm derived a benefit from these ten (10) people.

      On April 6, 1999, Harmony closed its offering of common stock under Rule 504 of Regulation D promulgated under the Securities Act. Harmony sold 555,0000 shares of its common stock, at a price of $.05 per share, aggregating $27,750.


ITEM 27.    Exhibits.

Exhibit No.       Description

3.1*              Certificate of Incorporation

3.2(a)* Certificate of Amendment of the Certificate of Incorporation filed April 7, 1999

3.2(b)** Certificate of Amendment of the Certificate of Incorporation filed September 20,1999

3.3*              By-laws of Harmony

5                 Opinion of Kaplan Gottbetter & Levenson, LLP


10* Fashion Consultant Agreement dated as of December 7, 1998, by and between Tanner Companies Limited Partnership and
                  Falene R. Gottbetter


23.1 Consent of Kaplan Gottbetter & Levenson, LLP, counsel to Harmony (contained in opinion filed as Exhibit 5)

23.2              Consent of Thomas Monahan, independent public accountant

27**              Financial data schedule.

----------
* Incorporated by Reference to the registration statement on Form 10-SB filed July 21, 1999.

** Incorporated by Reference to Form 10-QSB for the period ended September 30, 1999 filed on November 15, 1999.


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

ITEM 28. Undertakings

      Harmony hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post- effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) Include any additional or change material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


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

                                   SIGNATURES


      In accordance with the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of New York, state of New York, on February 10, 2000.


                                        HARMONY TRADING CORP.
                                        (Registrant)


                                        By /s/ Paul B. Gottbetter
                                          --------------------------------------
                                          Paul B. Gottbetter, Chief Executive
                                          Officer

      In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.


/s/ Paul B. Gottbetter   President, Treasurer, Director       February 10, 2000
--------------------------------------------------------------------------------
(Signature)                   (Title)                         (Date)


/s/ Michael C. Conte      Secretary and Director               February 10, 2000
--------------------------------------------------------------------------------
(Signature)                   (Title)                         (Date)



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